ATTACHMENT C


MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

REPORT OF SHAREHOLDERS' MEETING

THE ANNUAL MEETING OF THE SHAREHOLDERS OF SAMARNAN INVESTMENT CORPORATION was held on April 23, 2003 for the purposes of (1) electing seven directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified, and (2) to ratify or reject the selection of Cheshier & Fuller, L.L.P. as the independent certified public accountants for the Company for the current year. The results of the voting on these matters are shown below:

                                                   Withheld/          Broker
Proposal                           Votes For      Abstentions        Non-votes
--------                           ---------      -----------        ---------
(1) Election of Directors
      Nancy Walls Devaney          1,166,583      -0- / 35,185          -0-
      Joseph A. Monteleone         1,166,583      -0- / 35,185          -0-
      Martha Walls Murdoch         1,166,583      -0- / 35,185          -0-
      Steve Sikes                  1,166,583      -0- / 35,185          -0-
      Roland Walden                1,166,583      -0- / 35,185          -0-
      George S. Walls, Jr.         1,166,583      -0- / 35,185          -0-
      Tommy Yater                  1,166,583      -0- / 35,185          -0-

(2) Ratification of
      Cheshire & Fuller, L.L.P.    1,166,583      -0- / 35,185          -0-

                                             Total Shares outstanding 1,201,768